Exhibit 99.1

Post Holdings Fourth Quarter Fiscal Year 2014 Earnings Conference Call Script - November 25, 2014

Participants

•	Brad Harper - Investor Relations

•	Robert V. Vitale - President and Chief Executive Officer

•	Jeff A. Zadoks - Senior Vice President and Chief Financial Officer

Script
Operator
Welcome to Post Holdings’ fourth quarter 2014 earnings conference call and webcast.
Hosting the call today from Post are Rob Vitale, President and Chief Executive Officer and Jeff Zadoks, Chief Financial Officer.
Today’s call is being recorded and will be available for replay beginning at 12:00 pm Eastern Time. The dial in number is (800) 585-8367 and the passcode is: 25920667.
At this time, all participants have been placed in a listen-only mode. It is now my pleasure to turn the floor over to Brad Harper, Investor Relations of Post Holdings for introductions. Sir, you may begin.
Brad Harper - Investor Relations
Thank you and good morning. Welcome to the Post Holdings’ conference call where we will discuss results for the fourth quarter of fiscal 2014 and the fiscal year. With me today are Rob Vitale, our President and CEO, and Jeff Zadoks, our CFO. Rob and Jeff will begin the call with prepared remarks and afterwards will be available for a brief question and answer session.
The press release that supports these remarks is posted on our website at www.postholdings.com.
Before we continue, I would like to remind you that this call will contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties which should be carefully considered by investors as actual results could differ materially from these forward-looking statements. For more information, please visit the SEC FILINGS page in the Investor Relations section of our website.
These statements speak only as of the date of this call and management undertakes no obligation to update or revise these statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. As a reminder, this call is being recorded for audio replay. And finally, this call will discuss certain non-GAAP measures. For a reconciliation of non-GAAP measures to the nearest GAAP measure, see our press release issued yesterday and posted on our website.
With that, I will turn the call over to Rob.
Robert V. Vitale - President and Chief Executive Officer
Thanks Brad. Good morning and thank you for joining us.
Before we begin, on behalf of Jim Dwyer, Jim Holbrook, Jeff Zadoks and myself I would like to thank Bill Stiritz and our Board of Directors for the confidence they have shown in this team. I had the great fortune to start working with Bill nearly twenty years ago and I look forward to continuing to work closely with him as the Post story continues to develop.
I’d like to start by talking about the reorganization we announced last month and then give you an update on the state of our business.
As you know, last month we announced a restructuring of our business into three groups: Consumer Brands, Michael Foods and Private Label.
Our reorganization was driven by four objectives:

•	To maximize business unit autonomy with respect to customer and consumer facing activities;

•	To leverage scale across the organization without compromising decision-making effectiveness;

•	To share valuable assets across the businesses whether they be brands, plants, human capital or knowledge resources; and

•	To overlay a reporting, forecasting and governance model that provides the ability to maintain an effective control environment and to allocate capital to its best use.
With this in mind, I will briefly provide an overview of each segment:
Consumer Brands is led by Jim Holbrook and includes our Post Foods cereal and active nutrition brands. While brand autonomy is maintained, the coordination under common leadership greatly enhances the sharing of resources, systems and information across the businesses. We believe this structure will optimize the use of the Post sales force, marketing team, insights function, IT platform and logistics network.
Our Michael Foods Group is led by Jim Dwyer and it includes the Michael Foods egg, potato and cheese businesses and the Dakota Growers pasta business. This structure combines under one management team businesses that predominately serve the foodservice and ingredient channels. Again, we believe that this will result in more efficient coordination of resources without losing focus at the business unit level.
Last, our Private Label Group includes our private label nut butter and granola businesses. This group combines predominately private label products sold in similar channels across conventional and natural retailers.
We expect costs associated with this reorganization to be approximately $5.0 to 6.0 million.
Turning to our results, the fourth quarter performance was in line with the expectations we communicated in August. Revenue was just over $1 billion and Adjusted EBITDA was $137.3 million. The results reflect a strong quarter from Michael, which came in at the high side of our expected range. For the fiscal year, revenues were $2.4 billion and Adjusted EBITDA was $344.5 million.
During the quarter, we recognized non-cash impairment charges of $295.6 million. The amount of the impairment is subject to final review and potential adjustment although we do not expect any potential adjustment to be meaningful. The impairment impacts Post Foods and Active Nutrition. Post Foods recognized charges of $264.3 million, primarily resulting from declines in the branded ready-to-eat cereal category. While we have stabilized our cereal business, the category itself remains challenged and it resulted in a reduction in the long-term growth rates that underlie the fair value calculation. In fact, our fiscal 2015 plan assumes a 4% category decline. Active Nutrition recognized charges of $31.3 million resulting from the reduced near-term profitability at Dymatize. I will comment more on Dymatize, but I want to emphasize we remain confident in its growth opportunities and the potential for this business.
Turning to operational highlights:
The RTE cereal category experienced continued weakness in the quarter and, as I mentioned, we expect this trend to continue into fiscal year 2015. According to Nielsen, RTE cereal category dollars declined 4.6% and pounds declined 4.2% during our fiscal quarter. Nevertheless, Post continues to show market share gains. Compared to the year ago quarter, Post’s consumption dollar market share was 10.7%, up 0.5 share points.
In August, we completed the final production run in our Modesto facility and we are on track to achieve pre-tax savings of $14.0 million in 2015. We realized approximately $2.8 million in pre-tax cash savings in fiscal 2014 from the closure. Moreover, we continue to expect to realize savings of approximately $10.0 million related to supply chain and packaging projects, which are being implemented in fiscal year 2015. The vast majority of these savings will be realized by Post Foods during the second half of the year.
The active nutrition brands, again now part of Consumer Brands, had mixed performances in the quarter. Premier Nutrition continues to grow rapidly with sales up 24% year-over-year. However, profitability was hit by high milk protein concentrate costs. While these costs have declined recently, our inventory cycle takes 60 to 90 days before the lower priced inventory is realized in the P&L.
We continue to struggle with Dymatize. The business has been re-established as a standalone unit to get the maximum focus and we have named a General Manager dedicated solely to this business.
At the start of the fourth quarter, we moved a significant portion of the Dymatize international production to a co-manufacturer. We are continuing to make investments to improve Dymatize’s manufacturing and supply chain processes. We expect to move the co-manufactured production back in-house in mid-fiscal 2015. This should improve margins, but we expect Dymatize to underperform until the end of fiscal 2015.

We also are implementing cost reduction plans at Dymatize, related to improved procurement, which we expect to result in cost savings of approximately $4.0 million in late fiscal 2015. On a positive note - and re-enforcing our long-term optimism - the Dymatize brand continues to be strong with U.S. Dymatize brand sales up 16.6% over the prior year period.
Michael had a solid quarter coming in with Adjusted EBITDA just under $65 million. We saw strong volume growth across products and channels. Michael’s strong quarter comes despite a modest shortfall in grain-based supply vs. grain-based demand. Grain based-demand has grown faster than expected - a very positive sign for the prospects of the company. However, in the near-term we are sourcing grain-based demand on the spot market which currently is higher than our grain-based price. We are adding grain-based supply and it will come online late fiscal year. Again, while this puts a very near-term pressure on margins, it is a very healthy sign for the business.
As we mentioned when announcing the acquisition of Michael, there is very limited integration of Michael into Post - it is a core platform. However, the combined scale across Post Holdings has enabled us to achieve scale synergies in direct and indirect procurement, and we expect to meet our $10.0 million target by the end of fiscal 2015.
Dakota is now being managed through Michael. Its quarter came in as expected, in line with the third quarter.
Our Private Label businesses also finished the year as expected. On November 1 we completed the acquisition of American Blanching. The integration of Golden Boy and American Blanching is progressing well and we’ve been impressed with their operations. We believe that we are now the country’s largest provider of private label peanut butter - a category growing in unit volume at 8.5% in our fiscal year, according to Nielsen.
Before turning the call over to Jeff, I want to comment on our M&A positioning and our portfolio. While in the near-term we have plenty to digest, we continue to believe M&A is central to value creation at Post. The historically low interest rate environment fuels our M&A strategy. Anticipating future M&A, we executed forward starting swaps that lock in these low interest rates on future anticipated debt.
Since executing the transactions, swap rates have decreased and resulted in a mark to market adjustment. However, our rationale has not changed. We believe securing an attractive interest rate is a prudent approach to solidifying our position for future M&A.
Last, the Post story is one of an evolving portfolio. We have transformed Post from a 100% ready-to-eat cereal company to a diversified food company. Today 75% of Post revenue come from growing categories. We now have the platforms we need to grow. Our near-term focus is on strengthening the platforms operationally so that future M&A can leverage more mature systems and generate marginally greater returns to capital.
I will now turn the call over to Jeff.
Jeff A. Zadoks - Chief Financial Officer
Thanks Rob. Good morning.
I will start with our consolidated results, provide detail around the segments and then turn to our 2015 outlook.
As with previous quarters, our financials include acquisitions from their respective closing dates forward, without adjustments to prior periods. Except for Post Foods, each segment includes a partial period in 2013 or 2014 or both. All segments reflect a full three months of results in the fourth quarter of 2014.
For the fourth quarter, consolidated net sales were $1.043 billion. Gross profit was $228.7 million, including $127.0 million from acquisitions. SG&A expense was $137.9 million and is running at 13.2% of net sales. SG&A from acquired businesses accounted for $64.9 million. Adjusted EBITDA was $137.3 million, including $87.7 million from acquisitions.
Non-cash impairment charges were $295.6 million related to Post Foods and Active Nutrition. As Rob mentioned, this amount is subject to final review and potential adjustment.
We had a non-cash loss of $28.7 million in the fourth quarter primarily resulting from unrealized losses on the interest rate swaps that Rob discussed. These interest rate swaps will result in a cash settlement in July 2018 based on the forward interest rate curve at that time.
Consolidated net interest expense was $60.4 million for the quarter, compared to the prior year interest expense of $25.5 million.

Pre-tax loss was ($329.7) million and resulted in an income tax benefit of ($42.3) million. The effective income tax rate was 12.8%, principally from the impact of nondeductible goodwill charges.
The net loss attributable to common stockholders was ($291.7) million, or ($5.86) per share. Adjusted net earnings available to common stockholders and adjusted diluted earnings per common share for the quarter were $6.9 million and $0.13, respectively.
For the year, net sales were approximately $2.4 billion with gross profit of $621.2 million. SG&A expenses were $444.4 million, or 18.4% of net sales. This included $29.7 million of deal-related transaction expenses, $27.7 million of which related to announced transactions and is added back in our Adjusted EBITDA. Adjusted EBITDA was $344.5 million and included $159.4 million from acquired businesses.
Losses on foreign currency of $14.0 million were primarily related to hedging of the Canadian Dollar Golden Boy purchase price which was offset by a reduction in the U.S. dollar equivalent purchase price.
For the year, net interest expense was $183.7 million. The income tax benefit was ($83.7) million, an effective income tax rate of 19.6%.
The net loss was ($358.6) million, or ($9.03) per share. Adjusted net loss was ($16.6) million, or ($0.42) per diluted share.
Before reviewing the segments, I want to remind you that they are reported in the fourth quarter consistent with our operations prior to our reorganization. In the first quarter, we will begin to report results aligned with our new organization and will provide you with adjusted historical segment data at that time.
Starting with Post Foods, sales were $248.5 million for the quarter. Compared to the prior year quarter, volume was up approximately 1% and net pricing declined 3%. Cost of sales per hundred weight declined 5%. Adjusted EBITDA was $63.0 million, a small improvement from a year ago. For the year, sales were $963.1 million, a decline of 2.0%, and Adjusted EBITDA was $238.3 million.
For Michael Foods, net sales were $534.3 million for the fourth quarter. On a comparable basis, sales were up nearly 10.0% over the prior year with volume up 8.0%, primarily driven by egg products. Egg volumes were up on increased distribution from new customers and market share gains at existing customers.
Adjusted EBITDA was $64.9 million for the quarter and for our four-month ownership period was $79.5 million.
Moving to Active Nutrition, net sales were $98.8 million for the quarter. On a comparable basis, net sales were up 8.5%, primarily driven by strong protein shake consumption.
Dymatize net sales were in line with third quarter but margins continued to be pressured by expenses to remediate supply chain disruptions.
Adjusted EBITDA for the quarter was $2.4 million. This level of Adjusted EBITDA reflects strong performance from Premier Nutrition, offset by a significant underperformance from Dymatize.
Next, Private Brands. Net sales were $137.5 million for the quarter, up 7.0% over the prior year on a comparable basis. Adjusted EBITDA was $16.5 million.
Turning to our outlook, for fiscal year 2015 we expect Adjusted EBITDA between $540.0 and $580.0 million. While we do not normally provide quarterly guidance, we expect an unusual pattern in fiscal 2015 which we want to highlight. We expect Adjusted EBITDA for the first quarter to be between $115.0 and $120.0 million. The primary items impacting our expectations for the first quarter are:

•	Between $5.0 and $6.0 million of expenses related to our reorganization;

•	Direct and indirect costs of approximately $6.0 million at Michael Foods incurred for corrective actions in connection with isolated fourth quarter product quality issues; and

•	Weakness in RTE cereal net sales which we expect to decline $15 to $20 million compared to the prior year quarter, despite strong consumption data in October.
In the balance of 2015, we expect to meaningfully outperform the prior year on a comparable basis. The key drivers are:

•	Michael Foods will be cycling weak prior year periods and volumes continue to grow while input costs moderate;

•	Phasing in anticipated synergies associated with Michael Foods;

•	RTE cereal Adjusted EBITDA is expected to be flat, as continued category volume declines will be offset by lower operational expenses; and

•	Progressive improvement in Dymatize’s result; lower dairy protein costs; and strong growth for protein shakes.
Regarding capital expenditures for fiscal 2015, we expect to invest between $115.0 and $125.0 million. This reflects approximately $40.0 million related to growth activities, mostly at Michael, which are carryover projects from the prior year and are expected to be completed in the first half of the year. Enterprise-wide maintenance capital expenditures are expected to be between $75.0 million and $85.0 million.
At this point I will turn the call back over to the operator for questions.